Exhibit 12

CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH 535 Madison Ave., 18th Floor New York, NY 10022

CONFIDENTIAL

December 1, 2016

Wiseman International Limited

c/o KongZhong Corporation

35th Floor, Tengda Plaza
No.168 Xizhimenwai Street
Beijing, China 100044
The People’s Republic of China

Attention: Mr. Leilei Wang

Mr. Leilei Wang

Project Kongzhong
Commitment Letter

Ladies and Gentlemen:

You have advised China Merchants Bank Co., Ltd., New York Branch (“CMB NY”, “we”, “us” or the “Commitment Party”) that Wiseman International Limited, a Cayman Islands company (“Merger Sub”), to be formed at the direction of Mr. Leilei Wang (collectively with any affiliates, the “Sponsor”) intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”). This commitment letter, the Transaction Description and the Term Sheet, are collectively referred to as the “Commitment Letter.”

1.	Commitments.

In connection with the Transactions, CMB NY is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of the Term Facility, subject only to the satisfaction of the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto (limited on the Closing Date as indicated therein). The Commitment Party, together with any initial lenders added pursuant to the terms hereof, are referred to herein as the “Initial Lenders” and each individually as an “Initial Lender.”

2.	Titles and Roles.

It is agreed that (i) the Commitment Party will act as a joint lead arranger for the Term Facility (together with any other lead arranger for the Term Facility, if any, appointed pursuant the terms hereof, each in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”), (ii) the Commitment Party will act as a joint bookrunner for the Term Facility (together with any other joint bookrunner for the Term Facility, if any, appointed pursuant to the terms hereof, each in such capacity, a “Joint

Bookrunner” and, collectively, the “Joint Bookrunners”), (iii) CMB NY will act as administrative agent for the Term Facility (in such capacity, the “Administrative Agent”), (iv) CMB NY will act as off-shore collateral agent for the Term Facility and (v) China Merchants Bank Co., Ltd., Beijing Branch (“CMB BJ”) will act as on-shore collateral agent for the Term Facility. You agree that no other joint bookrunners, arrangers, agents or managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid by you or any of your affiliates to any Lender (as defined below) in order to obtain its commitment to participate in the Term Facility unless you and the Majority Lead Arrangers (as defined below) shall so agree; provided that you may, on or prior to the date which is fifteen (15) business days after the date of your acceptance of this Commitment Letter, appoint up to four additional joint bookrunners, arrangers, agents or managers for the Term Facility, and award such joint bookrunners, arrangers, agents or managers titles in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any additional joint bookrunners, arrangers, agents, or managers or confer other titles in respect of the Term Facility, then, notwithstanding anything in Section 3 to the contrary, the commitments of the Initial Lenders in respect of the Term Facility, in each case pursuant to and in accordance with this proviso, will be permanently reduced by the amount of the commitments of such appointed entities (or their relevant affiliates) in respect of the Term Facility, with such reduction allocated to reduce the commitments of the Initial Lenders in respect of the Term Facility at such time (excluding any Initial Lender that becomes a party hereto pursuant to this proviso) on a pro rata basis according to the respective amounts of their commitments, upon the execution by such financial institution (and any relevant affiliate) of customary joinder documentation reasonably acceptable to you and us and, thereafter, each such financial institution (and any relevant affiliate) shall constitute a “Commitment Party” and/or “Joint Bookrunner” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided, further, that, in connection with the appointment of any joint bookrunner, arranger, agent or manager for the Term Facility in accordance with the immediately preceding proviso, (a) the aggregate underwriting economics payable to all such additional joint bookrunners, arrangers, agents or managers (or any relevant affiliate thereof) in respect of the Term Facility shall not exceed 20% of the total underwriting economics which would otherwise be payable to the Commitment Party in respect of the Term Facility pursuant to the Fee Letter (exclusive of any fees payable to the applicable Administrative Agent in its capacity as such) and (b) each additional joint bookrunner, arranger, agent or manager (or its relevant affiliates) shall assume a proportion of the commitments with respect to the Term Facility that is equal to the proportion of the economics allocated to such joint bookrunner; provided that notwithstanding anything in the previous two provisos to the contrary, such commitments shall be allocated ratably across the Term Facility).

3.	Syndication.

The Lead Arrangers reserve the right, prior to and/or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors identified by the Lead Arrangers in consultation with you and reasonably acceptable to you (your consent not to be unreasonably withheld or delayed), including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lenders, the “Lenders”). Notwithstanding the foregoing, the Lead Arrangers will not syndicate to those banks, financial institutions and other institutional lenders and investors (i) that have been separately identified in writing by you or the Sponsor to the Initial Lenders from time to time (or, after the Closing Date, to the Administrative Agent), (ii) those persons who are competitors of yours, the Target or your or their respective subsidiaries that are separately identified in writing by you or the Sponsor to us from time to time and (iii) in the case of each of clauses (i) and (ii), any of their affiliates that are either (a) identified in writing by you or the Sponsor from time to time or

(b) reasonably identifiable on the basis of such affiliate’s name (clauses (i), (ii) and (iii) above, collectively “Disqualified Lenders”). No Disqualified Lender may become a Lender or have any commitment or right (including a participation right) with respect to the Facility.

Notwithstanding the Lead Arrangers’ right to syndicate the Term Facility and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Term Facility on the date of both the consummation of the Acquisition and the initial funding under the Term Facility (the date of such consummation and funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Term Facility, including its commitments in respect thereof, until after the initial funding of the Term Facility on the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Term Facility until after the initial funding of the Term Facility on the Closing Date has occurred and (iii) unless you otherwise agree in writing, the Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Term Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the initial funding of the Term Facility on the Closing Date has occurred.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Term Facility and in no event shall the commencement or successful completion of syndication of the Term Facility constitute a condition to the availability or funding of the Term Facility on the Closing Date. The Lead Arrangers may commence syndication efforts promptly after your acceptance of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Term Facility prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter referred to below) of the Term Facility is achieved and (ii) the 30th day following the Closing Date (such earlier date, the “Syndication Date”), you agree to use your commercially reasonable efforts to assist the Lead Arrangers in completing a Successful Syndication. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Target’s and its subsidiaries’ existing lending and investment banking relationships, (b) direct contact between senior management, certain representatives and certain advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to arrange contact between senior management, certain representatives and certain advisors of the Target and its subsidiaries, on the one hand, and the proposed Lenders, on the other hand) at times and locations to be mutually agreed, (c) your assistance (including the use of commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Target and its subsidiaries to assist) in the preparation of the Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication and (d) the hosting, with the Lead Arrangers, of a reasonable number of meetings and conference calls of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the relevant senior officers of the Target to be available for such meetings).

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Term Facility, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate

(subject to your consent rights and rights of appointment set forth in the third preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, until the Syndication Date, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Target and its subsidiaries to prepare and provide) to the Lead Arrangers customary information with respect to the Merger Sub, the Borrower, the Target and the respective subsidiaries of the foregoing and the Transactions set forth in clause (c) of the preceding paragraph and the historical and pro forma financial information set forth in paragraphs 5 and 6 of Exhibit C (including customary financial estimates, forecasts and other projections delivered to us by you (the “Projections”)), in each case reasonably requested by the Lead Arrangers. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Target or any of your or its subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence).

You hereby acknowledge that (a) the Lead Arrangers will make available the Projections and other customary offering and marketing materials and presentations, including a confidential information memoranda customary for facilities and transactions of the type described in this Commitment Letter to be used in connection with the syndication of the Term Facility (any such memorandum, the “Information Memorandum”) (such Projections, other offering and marketing materials and the Information Memorandum, collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders (other than the Disqualified Lenders) by posting the Information Materials on Intralinks or by similar electronic means as the Lead Arrangers may reasonably request in connection with the structuring, arrangement or syndication of the Term Facility and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that wish to receive only information that (i) is publicly available or (ii) is not material with respect to you, the Merger Sub, the Target or your or their respective subsidiaries or securities for purposes of United States federal and state securities laws) (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)) and who may be engaged in investment and other market related activities with respect to you, the Merger Sub or the Target or your or their respective subsidiaries or securities (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). The Commitment Party shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the request of the Lead Arrangers, until the Syndication Date, you agree to use your commercially reasonable efforts to assist (and to cause the Sponsor to use reasonable efforts to assist) and to use commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Target to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Term Facility that consists exclusively of Public Side Information with respect to you, the Merger Sub, the Target and your and their respective subsidiaries or securities to Public Siders. It is understood that in connection with your assistance described above, customary authorization letters (which shall include a customary negative assurance representation) will be included in any Information Materials that authorize the distribution thereof to prospective Lenders (other than the Disqualified Lenders), represent that the additional version of the Information Materials does not include any Private Side Information (other than information about the Transactions or the Term Facility) and the notice and undertaking provisions of the Information Materials shall include provisions that exculpate you, the Target, the Borrower and us and our affiliates with respect to any liability related to the use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials you agree, at our reasonable request, to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Party and the proposed Lenders to treat such Information Materials as not containing any Private Side Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). We will not make any materials not marked “PUBLIC” available to Public Siders.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) the final Term Sheet and notification of changes in the Term Facility’s terms and conditions, (c) drafts and final versions of the Term Facility Documentation and (d) consolidated financial statements of the Target. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your prior consent.

4.	Information.

You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry nature, the “Information”) (in the case of Information regarding the Target and its subsidiaries and its and their respective businesses, to your knowledge), that has been or will be made available to the Commitment Party directly or indirectly by the Merger Sub, you, the Sponsor, the Target or by any of your or their respective subsidiaries or representatives, in each case, on your or their behalf in connection with the transactions contemplated hereby, is or will be, when furnished and taken as a whole and as supplemented, correct in all material respects and does not or will not, when furnished and taken as a whole and as supplemented, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto provided to the Commitment Party from time to time) and (b) the Projections that have been or will be made available to the Commitment Party by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, when taken as a whole, and as supplemented, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Party; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your, the Sponsor’s, or the Target’s control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the

Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that such representations and warranties, as supplemented, are correct in all material respects under those circumstances (or, in the case of the Information relating to the Target and its subsidiaries and its and their respective businesses, to your knowledge, such representations and warranties, as supplemented, are correct in all material respects under those circumstances). In arranging and syndicating the Term Facility, the Commitment Party (i) will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections. For the avoidance of doubt, the accuracy of the representations and warranties set forth in this Section 4 is not a condition precedent to the commitments hereunder or the funding of the Term Facility on the Closing Date.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers and the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Term Facility (the “Fee Letter”), if and to the extent payable in accordance with the terms thereof. Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth herein or therein or as otherwise separately agreed to in writing by you and us.

6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the Term Facility on the Closing Date and the agreements of the Lead Arrangers and the Joint Bookrunners to perform the services described herein are subject solely to the satisfaction of the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto (limited on the Closing Date as indicated therein) and in Exhibit C hereto, and upon satisfaction (or waiver by the Commitment Party) of such conditions, the initial funding of the Term Facility shall occur.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Term Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Term Facility on the Closing Date shall be (a) such of the representations made by, or with respect to, the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your (and/or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) made in the Term Facility Documentation and (ii) the terms of the Term Facility Documentation shall be in a form such that they do not impair the availability or funding of the Term Facility on the Closing Date if the applicable conditions set forth in the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto (limited on the Closing Date as indicated therein) and in Exhibit C hereto (limited on the Closing Date as indicated therein) are satisfied (or waived by the Commitment Party) (provided that to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the granting of an the equitable share mortgage over the entire issued share capital of the Borrower and delivery of the original of such share certificates and instruments of transfer executed in blank) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Term Facility on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably, but no later than (i) three (3) days after the Closing Date with respect to equitable share mortgage over the entire issued share capital of the Target as the survivor of the merger with the Merger Sub and with respect to the pledge and perfection of the pledge of the Cash Collateral (or such longer period as may be agreed by the Administrative Agent (such consent not to be unreasonably withheld)) and (ii) 30 days after the Closing Date with respect to the pledge and perfection of the share pledges of the security interests in the Kongzhong PRC Sub 1 and Kongzhong PRC Sub 2 (or such longer period as may be agreed by the Administrative Agent (such consent not to be unreasonably withheld)). For purposes hereof, “Specified Representations” means, the applicable representations and warranties of the Borrower and the Guarantors to be set forth in the Term Facility Documentation relating to each of their organizational existence; their organizational power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the entering into, borrowing under and guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Term Facility Documentation; solvency as of the Closing Date (immediately after giving effect to the Transactions) of the Merger Sub and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to Exhibit C); Federal Reserve margin regulations; Patriot Act; the use of the proceeds of the Term Facility not violating the Patriot Act, OFAC or FCPA; the Investment Company Act; the Borrower’s incurrence of the loans to be made under the Term Facility and the provision of the Guarantee by the Guarantors, in each case under the Term Facility, and the granting of the security interests in the Collateral to secure the Term Facility, and their entering into of the Term Facility Documentation, do not conflict with the organizational documents of the Borrower or the Guarantors; and, subject to the proviso in clause (ii) of the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

7.	Indemnity.

To induce the Commitment Party to enter into this Commitment Letter and the Fee Letter and to proceed with the Term Facility Documentation, you agree (a) to indemnify and hold harmless the Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, controlling persons, advisors and other representatives of each of the foregoing and their successors and permitted assigns (other than Lenders that are not Initial Lenders or affiliates thereof) (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from, or in connection with any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby or thereby, the Term Facility or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to promptly reimburse after receipt of a written request, each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-

pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any Related Indemnified Person under this Commitment Letter or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates; provided that the Administrative Agent, the Lead Arrangers and the Joint Bookrunners to the extent fulfilling their respective roles as an agent or arranger under the Term Facility and in their capacities as such, shall remain indemnified in such Proceedings to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso applies to such person at such time and (b) solely to the extent that the Closing Date occurs, to reimburse the Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of one firm of counsel to the Commitment Party, the Lead Arrangers, the Joint Bookrunners and the Administrative Agent identified in the Term Sheet (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person), and, if necessary, of a single firm of local counsel to the Commitment Party in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (not to be unreasonably withheld or delayed)), in each case incurred in connection with the Term Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Term Facility Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Term Facility Documentation upon execution thereof and thereafter shall have no further force and effect. You acknowledge that the Indemnified Persons may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of you (or any of your subsidiaries), the Target (or any of its subsidiaries) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Term Facility and the use of proceeds thereunder), or with respect to any activities related to the Term Facility, including the preparation of this Commitment Letter, the Fee Letter and the Term Facility Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 7.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction against one or more Indemnified Persons in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes a full and unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement. Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

“Related Indemnified Person” of an Indemnified Person means (1) any controlling person or any controlled affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or any of its controlled affiliates and (3) the respective agents, advisors and representatives of such Indemnified Person or any of its controlling persons or any of its controlled affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling person or such controlled affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnified Person or any of its controlling persons or any of its controlled affiliates engaged to represent or otherwise advise such Indemnified Person, controlling person or controlled affiliate in connection with the Transactions shall be deemed to be acting at the instruction of such person).

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Target and your and their respective subsidiaries and affiliates may have conflicting interests regarding the transactions described herein and otherwise. The Commitment and its affiliates will not use confidential information obtained from you, the Target or any of your or its subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Target or any of your or its subsidiaries or affiliates in connection with the performance by them or their affiliates of services for other persons, and the Commitment and its affiliates will not furnish any such information to other persons, except to the extent permitted below. You also acknowledge that the Commitment Party and its affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or any of your or its subsidiaries or affiliates confidential information obtained by them from other persons.

You further acknowledge that the Commitment Party and its affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Party and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you (and your affiliates), the Target, the Target’s customers or competitors and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Party and its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you (and your affiliates), the Borrower, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

The Commitment Party and its affiliates may have economic interests that conflict with those of the Target, you and the Borrower and your and their respective subsidiaries and affiliates and are under no obligation to disclose any conflicting interest to you, the Target and the Borrower and your and their respective subsidiaries and affiliates. You agree that the Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Party and its affiliates, on the one hand, and you, the Borrower and the Target, your and their respective equity holders or your and their respective subsidiaries and affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Party and its affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Borrower, the Target, your and their respective management, equity holders, creditors, subsidiaries, affiliates or any other person, (iii) the Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you, the Target, the Borrower or your or their respective affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether the Commitment Party or any of its affiliates has advised or is currently advising you, the Borrower, or the Target or any of your or their respective affiliates on other matters) and the Commitment Party has no obligation to you, the Target, the Borrower or your or their respective affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Party and its affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Party or its applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary, agency or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

Furthermore, without limiting any provision set forth herein, you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of the Commitment Party pursuant hereto or thereto, to any person or entity without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), except (a) to your and your affiliates’ officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Party consents in writing to such proposed disclosure (such consent not to be unreasonably withheld, delayed or conditioned) or (c) pursuant to an order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and the contents hereof to the Target, its subsidiaries and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (including the Term Sheet and other exhibits and attachments hereto) (but not the Fee Letter or the contents thereof) in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheet and other exhibits and attachments to this Commitment Letter, and the contents thereof, to potential Lenders in any syndication or other marketing materials in connection with the Term Facility (including the Information Materials) and to rating agencies in connection with obtaining ratings for the Borrower and the Term Facility, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Term Facility or in any public or regulatory filing requirement relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), (v) if the fee amounts payable pursuant to the Fee Letter and such other portions as mutually agreed have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Party and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (vi) you may disclose this Commitment Letter and the Fee Letter and the contents of each thereof (including the Term Sheet and other exhibits and attachments hereto) to any additional joint bookrunner, in either case to the extent in contemplation of appointing such person pursuant to the provisions of the proviso set forth in Section 2 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and other advisors, on a confidential and need-to-know basis and (vii) you may disclose this Commitment Letter and its contents (but not the Fee Letter or the contents thereof) to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder.

The Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory (including self-regulatory) authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction, or purporting to have jurisdiction over, the Commitment Party or any of its affiliates (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory (including self-regulatory) authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Party or any of its Related Parties (as defined below) in violation of any confidentiality obligations owing to you, the Target or any of your or their respective subsidiaries, (d) to the extent that such information is or was received by the Commitment Party or any of its Related Parties from a third party that is not, to the Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target or any of your or their respective subsidiaries, (e) to the extent that such information is independently developed by the Commitment Party or any of its Related Parties without the use of any confidential information, (f) to the Commitment Party’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations and who have been advised of their obligation to keep information of this type confidential (with the Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph) (such related persons described in this clause (f), collectively, the “Related Parties”), (g) to potential or prospective Lenders, hedge providers, participants or assignees, (h) for purposes of establishing a “due diligence” defense, (i) to the extent you consent in writing to any specific disclosure, (j) to rating agencies, in consultation with you, for the purposes described in Section 3 above or (k) to the extent such information was already in the Commitment Party’s possession prior to any duty or other understanding of confidentiality entered into in connection with the Transactions; provided that for purposes of clause (g) above, (i) the disclosure of any such information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of the Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by the Commitment Party to any person that is at such time a Disqualified Lender. In the event that the Term Facility are funded, the Commitment Party’s and its affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Term Facility Documentation upon the initial funding thereunder to the extent that such provisions are binding on the Commitment Party.

The confidentiality provisions set forth in this Section 9 shall survive the termination of this Commitment Letter and (other than your obligations with respect to the Fee Letter) shall expire and shall be of no further effect after the first anniversary of the date hereof, and unless earlier superseded by the confidentiality provisions in the Term Facility Documentation upon the execution and delivery thereof by the parties thereto and the initial funding under the Term Facility.

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (i) any assignment occurring as a matter of law pursuant to, or otherwise substantially simultaneously with, the Acquisition on the Closing Date, in each case to the Target or the Borrower,

(ii) any assignment of any portion of the commitments hereunder by you to (a) the Target or the Borrower on the Closing Date, (b) any other “shell” entity organized under the laws of the United States, Cayman Islands, British Virgin Islands or any other jurisdiction, in each case, so long as such entity is a direct or indirect shareholder of you (the “Merger Sub Parent”), and agrees to be bound by the terms hereof and the Fee Letter or (c) any other “shell” entity organized under the laws of the United States, Cayman Islands, British Virgin Islands or any other jurisdiction, in each case, so long as such entity is, or will be, controlled by you after giving effect to the Transactions and shall (directly or indirectly through one or more wholly-owned subsidiaries) own the Target or be the successor to the Target and agrees to be bound by the terms hereof and the Fee Letter or (iii) subject to the second paragraph of Section 3, by the Initial Lenders in connection with the syndication of the Term Facility after the Closing Date) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Party in such manner as the Commitment Party and its affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Term Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Term Facility and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Any Joint Bookrunner may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of the Borrower and the amount, type and closing date of the Transactions, all at the expense of such Joint Bookrunner.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Term Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject to conditions precedent as provided herein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON

BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and its affiliates, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any and all such information with the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), syndication, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Term Facility Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in the third through seventh paragraphs of Section 3 and the penultimate sentence of Section 4, and other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Term Facility Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to any of the Term Facility (or any portion thereof) at any time subject to the provisions of the preceding sentence (any such commitment termination shall reduce the commitments of each Initial Lender on a pro rata basis based on their respective commitments to the Term Facility as of the date hereof).

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Party (or its legal counsel) on behalf of the Commitment Party, executed counterparts hereof and of the Fee Letter not later than

11:59 p.m., New York City time, on December 1, 2016. The Initial Lenders’ respective commitments and the obligations of the Commitment Party hereunder will expire at such time in the event that the Commitment Party (or its legal counsel) has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment to provide the Term Facility and our other undertakings in connection therewith available for you until the earliest of (i) the end of the first three (3)-month period starting from the date on which you execute this Commitment Letter, if at such time the Acquisition Agreement has not been fully executed by all parties thereto, (ii) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement by you in a signed writing in accordance with its terms (or your written confirmation or public announcement thereof), (iii) the consummation of the Acquisition without the funding of the Term Facility and (iv) 11:59 p.m., New York City time, on the date that is ten (10) Business Days after the Termination Date (or other similar term as defined in the Acquisition Agreement as of the date hereof) (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Party hereunder and the agreement of the Commitment Party to provide the services described herein shall automatically terminate unless the Commitment Party shall, in its sole discretion, agrees to an extension in writing.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CHINA MERCHANTS BANK CO., LTD.,
NEW YORK BRANCH

By:	/s/ Jian (Kevin) Ding
	Name:	Jian (Kevin) Ding
	Title:	Head of China Group Corporate Banking

By:	/s/ Xuejun (Andrew) Mao
	Name:	Xuejun (Andrew) Mao
	Title:	Deputy General Manager

Accepted and agreed to as of the
date first above written:

WISEMAN INTERNATIONAL LIMITED

By:	/s/ Leilei Wang
	Name:	Leilei Wang
	Title:	Director

MR. LEILEI WANG

By:	/s/ Leilei Wang
Name: Mr. Leilei Wang

EXHIBIT A

Project Kongzhong
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter (the “Commitment Letter”) to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

The Merger Sub, a company newly organized under the laws of Cayman Islands (the “Merger Sub”) at the direction of Mr. Leilei Wang (collectively with any affiliates, the “Sponsor”), intends to acquire (the “Acquisition”), directly or indirectly through one or more of its wholly-owned subsidiaries, the entity previously identified to us and code-named “Kongzhong” (the “Target”), from the equity holders thereof (collectively, the “Sellers”). The Merger Sub intends to consummate the Acquisition pursuant to the Agreement and Plan of Merger, dated on or about the date hereof (together with all exhibits, schedules and other disclosure letters thereto, collectively, as amended, the “Acquisition Agreement”) by and among Wiseman International Limited and the Target pursuant to which Merger Sub will merge with and into the Target, with the Target being the surviving entity, the Sellers will receive cash in exchange for all of the issued and outstanding equity interests in the Target (collectively, the “Acquisition Consideration”) and the Target will, after giving effect to the Acquisition and the other Transactions, owned directly or indirectly by, among others, the Sponsor.

In connection with the foregoing, it is intended that:

a)	The Borrower (as defined in Exhibit B hereto) will obtain up to $280 million under a senior secured term loan facility (the “Term Facility”) described in Exhibit B hereto; and

b)	The proceeds of the Term Facility, together with the equity contribution from the Borrower, will be applied solely (i) to pay the Acquisition Consideration and (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) (the amounts set forth in clauses (i) through (ii) above, collectively, the “Acquisition Funds”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

EXHIBIT B

Project Kongzhong
$280 Million Senior Secured Term Loan Facility
Summary of Principal Terms and Conditions1

Borrower:	Initially, the Merger Sub, and, after the Acquisition, the Target (the “Borrower”).
Transactions:	As set forth in Exhibit A to the Commitment Letter.
Administrative Agent and Collateral Agents:	CMB NY will act as sole administrative agent (the “Administrative Agent”) and on-shore collateral agent and CMB NY will act as sole off-shore collateral agent for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers and the Borrower, excluding any Disqualified Lender (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.
Lead Arrangers and Joint Bookrunners:	The Commitment Party will act as a joint lead arranger (together with any additional lead arranger appointed pursuant to the Commitment Letter, each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and the Commitment Party will act as a joint bookrunner (together with any additional bookrunner appointed pursuant to the Commitment Letter, each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the Term Facility, and will perform the duties customarily associated with such roles.
Syndication Agent:	CMB NY will act as syndication agent for the Term Facility and will perform the duties customarily associated with such role.
Documentation Agent:	The Commitment Party will act as a documentation agent for the Term Facility and will perform the duties customarily associated with such role.
Term Facility:	A senior secured term loan facility in an aggregate principal amount of up to $280 million (the “Term Facility”). The loans under the Term Facility are referred to as the “Term Loans”. The Lenders under the Term Facility are referred to as the “Lenders”.
Purpose:	The proceeds of borrowings under the Term Facility will be used by the Borrower on the Closing Date, together with the proceeds from the equity contribution to the Borrower and cash on hand at the Target and its subsidiaries, solely to pay the Acquisition Funds (including, at the Borrower’s election, to fund any upfront fees required in the Fee Letter to the extent otherwise permitted above).
Availability:	The Term Facility must be borrowed in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

1 All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Facility Term Sheet is attached, including Exhibits A and C hereto.

Interest Rates and Fees:	As set forth on Annex I hereto.
Default Rate:	During the continuance of a payment event of default, with respect to overdue principal and any other overdue amount (including overdue interest), at the applicable interest rate plus 2.00% per annum.
Final Maturity and Amortization:	The Term Facility will mature on the date that is two (2) years after the Closing Date and its then outstanding aggregate principal amount will be payable on the maturity date.
Guarantees:	All obligations of the Borrower under the Term Facility (the “Borrower Obligations”) will be unconditionally and irrevocably guaranteed, on a senior basis (the “Guarantee”) by Mr. Leilei Wang, his spouse and adult children (each, a “Guarantor” and collectively, the “Guarantors”).
Security:	Subject to the limitations set forth below in this section and the Limited Conditionality Provisions, the Borrower Obligations and the Guarantee in respect of the Borrower Obligations (collectively, the “Secured Obligations”) will be secured on a first priority basis by (a) a perfected first priority pledge of cash in an amount the dollar equivalent of which shall not be less than the 105% of the sum of (x) the aggregate amount of the Term Facility and (y) the interest and fees due and payable for two Interest Periods, based on the exchange rate reasonably selected by the Administrative Agent, by (i) Kongzhong (China) Co., Ltd. (空中(中国)有限公司) (“Kongzhong PRC Sub 1”) and (ii) Beijing Wuxing Rongcheng Technology Co., Limited (北京五星融诚科技有限责任公司) (“Kongzhong PRC Sub 2”) to CMB BJ as on-shore collateral agent for the benefit of the Lenders; (b) a perfected first priority pledge of 100% of the equity interests in Kongzhong PRC Sub 1 and Kongzhong PRC Sub 2 to CMB BJ as on-shore collateral agent for the benefit of the Lenders, (c) a perfected first priority equitable mortgage over the entire issued share capital of (i) the Merger Sub (Cayman Islands) and (ii) the Target (Cayman Islands) to CMB NY as off-shore collateral agent for the benefit of the Lenders (the items described in clauses (a) through (c) above, collectively, the “Collateral”). The pledges of and security interests in and mortgages on the Collateral granted by the Borrower and Guarantors shall secure the Borrower’s and Guarantors’ respective Secured Obligations.
Notwithstanding anything to the contrary, the Collateral shall exclude those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof (including any adverse tax consequences resulting therefrom) are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

Voluntary Prepayments:	Voluntary prepayments of borrowings under the Term Facility will not be permitted during the first six-month period after the Closing Date, and will be permitted at any time thereafter in minimum principal amounts to be agreed, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, without premium or penalty; provided that the Borrower must give the Administrative Agent written notice no less than thirty (30) business days prior to the requested prepayment date and the amount of each voluntary prepayment must be no less than $10 million and in integral multiples of $5 million.
Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Term Facility on the Closing Date will be subject to (a) delivery of a customary borrowing notice, (b) the accuracy of Specified Representations and the Specified Acquisition Agreement Representations, in each case in all material respects; provided that any representations and warranties qualified by materiality shall be accurate in all respects and (c) the applicable conditions set forth in Exhibit C to the Commitment Letter and, in each case under paragraph (b) or (c), subject to the Limited Conditionality Provisions in all respects.
Term Facility Documentation:	The definitive financing documentation for the Term Facility will be under a credit agreement (the “Term Facility Documentation”) which shall be initially drafted by counsel for the Administrative Agent and shall, be consistent with, and contain the terms set forth in this Exhibit B and, to the extent any other terms are not expressly set forth in this Exhibit B, will (i) be negotiated promptly in good faith and taking into account the timing of the syndication of the Term Facility, and (ii) contain only those conditions, representations, events of default and covenants set forth in this Exhibit B and such other terms as the Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that the Term Facility Documentation shall be based on and substantially consistent with transaction documents for a comparable financing of a going private transaction involving a company publicly listed in the U.S. (funded by a branch of, or an affiliate of, a bank incorporated in the PRC, and backstopped by either a standby letter of credit or cash collateral in the PRC) and shall include the related security, pledge, collateral and guarantee agreements executed and/or delivered in connection therewith (the “Documentation Principles”).
Representations and Warranties:	Subject to the Limited Conditionality Provisions and such qualifications, materiality qualifiers and other carveouts to be agreed, and consistent with the Documentation Principles, limited to the following (to be applicable to the Borrower only): organizational status and good standing; power and authority, due authorization, qualification, execution, delivery and enforceability of Term Facility Documentation; with respect to the execution, delivery and performance of the Term Facility Documentation, no violation of, or conflict with, material law, organizational documents or material agreements; compliance with material law (including environmental laws); litigation; margin regulations; material governmental and third party approvals with respect to the execution, delivery and performance of the Term Facility; Investment Company Act; accurate and complete disclosure; accuracy of historical financial statements; since the Effective Time (as defined in the Acquisition Agreement), no Material Adverse Effect (as defined below); taxes; insurance; PATRIOT Act; OFAC; FCPA; subsidiaries; intellectual property; use of proceeds; status of Term Facility as “senior debt” and

“designated senior debt” (if applicable); ownership of properties; creation, perfection and priority of liens and other security interests; and consolidated Closing Date solvency of the Merger Sub and its consolidated subsidiaries as of the Closing Date (after giving effect to the Transactions); the Acquisition Agreement containing all material terms of the Acquisition; the receipt by the Administrative Agent of accurate and complete equity documents evidencing equity contribution; subject, where applicable, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be provided in the Term Facility Documentation.
“Material Adverse Effect” shall mean any event, circumstance or condition that has had or would reasonably be expected to have a material and adverse effect on, after the Closing Date (a) the business or financial condition of Borrower and its restricted subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Term Facility Documentation or (c) the rights and remedies of the Administrative Agent and the Lenders under the Term Facility Documentation, taken as a whole.
Financial Covenants:

The ratio (the “Cash Collateral Ratio”) of the sum of outstanding principal amount of the Term Loan and the interest and fees due and payable for two Interest Periods to the dollar equivalent of the total cash deposit in accounts opened and maintained with CMB BJ each in the name of (i) Kongzhong PRC Sub 1 and (ii) Kongzhong PRC Sub 2 shall at all times be less than 0.95:1.00, based on the exchange rate reasonably selected by the Administrative Agent.

If the Cash Collateral Ratio shall at any time exceed 0.95:1.00, the Borrower would be required to either (x) deposit or cause to be deposited additional cash collateral with CMB BJ or (y) prepay the Term Loan, in each case within three (3) business days’ of demand of the Administrative Agent, in an amount such that the Cash Collateral Ratio shall not exceed 0.95:1.00 immediately after such deposit or prepayment; provided that, if the Cash Collateral Ratio shall at any time be at 0.93 : 1.00 or below, Kongzhong PRC Sub 1 and Kongzhong PRC Sub 2 shall be permitted to withdraw cash from its account with CMB BJ in such an amount, such that immediately after such withdrawal, the Cash Collateral Ratio shall not exceed 0.95: 1.00.

Affirmative Covenants:	Subject to the Limited Conditionality Provisions and such qualifications, materiality qualifiers and other carveouts to be agreed, and consistent with the Documentation Principles, limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): delivery of annual audited and semiannual unaudited consolidated financial statements within 150 days of the end of each fiscal year that ends after the Closing Date and 90 days of the end of the first six months of each fiscal year that ends after the Closing Date, customary officers’ compliance certificates and other information reasonably requested by the Administrative Agent; notices of defaults, material litigation and material ERISA events (if applicable and only to the extent that ERISA will apply to the Borrower and its subsidiaries after the Closing Date); inspections by the Administrative Agent (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of existence and corporate franchises, rights and privileges; maintenance and inspection of books and records; payment of taxes and similar claims; compliance with laws and regulations (including ERISA (only to the extent that ERISA will apply to the Borrower and its subsidiaries after the Closing Date), environmental, Patriot Act, OFAC and FCPA); use of proceeds; changes in lines of business; changes of fiscal year; designation (and redesignation) of unrestricted subsidiaries; and further assurances on collateral matters; the Sponsor’s holding of a certain percentage of all ownership interest of the Borrower to be specified in the Term Facility Documentation; accounts shall be opened and maintained with CMB BJ and CMB NY in the name of the entities now existing or newly established for the purpose of making repayments of the Term Loans; if the Borrower shall use any portion of the Cash Collateral to repay the Term Loans, such portion of the Cash Collateral must be transferred to the bank account of the Borrower or its affiliate with CMB NY and shall be converted into U.S. dollars from such bank account, and the proceeds from such conversion shall be deposited in such bank account.
Negative Covenants:	Subject to the Limited Conditionality Provisions and such qualifications, materiality qualifiers and other carveouts to be agreed, and consistent with the Documentation Principles, limited to the following (to be applicable to the Merger Sub, Borrower and its restricted subsidiaries):

a)	limitations on liens on the Collateral, subject to limited customary exceptions;

b)	limitations on fundamental changes (including, without limitation, material change in the shareholdings portfolio of the Sponsor or sale of all or substantially all of the assets of the Borrower and the Target); and

c)	limitations on dividends or distributions on, or redemptions of, the Borrower’s equity (which shall permit, among other things, (i) customary payments or distributions to pay the tax liabilities of any direct or indirect parent, to the extent such payments cover taxes that are attributable to the activities of the Borrower or its subsidiaries and are net of any payments already made by the Borrower and its subsidiaries, (ii) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any such parent not to exceed an amount to be agreed in any fiscal year and for the payment of franchise or similar taxes and (iii) subject to no continuing event of default, customary distributions necessary to pay advisory, refinancing, subsequent transaction and exit fees and other taxes, overhead expenses of direct and indirect parents of the Borrower attributable to the ownership of the Borrower and its subsidiaries;

Events of Default:	Subject to the Limited Conditionality Provisions and such qualifications, materiality qualifiers and other carveouts to be agreed, and consistent with the Documentation Principles, limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants (subject, in the case of affirmative covenants (other than use of proceeds, notices of default and maintenance of the Borrower’s existence), to a thirty day grace period); incorrectness of representations and warranties in any material respect (subject to a thirty day grace period in the case of misrepresentations that are capable of being cured); cross default and cross acceleration to indebtedness of an amount in excess of an amount to be agreed;

bankruptcy or other similar events of the Borrower or their significant restricted subsidiaries (with a 60 day grace period for involuntary events); monetary judgments of an amount in excess of an amount to be agreed; ERISA or similar events (only to the extent that ERISA will apply to the Borrower after the Closing Date); actual or asserted (in writing) invalidity of material Guarantee or security interest in Collateral; and change of control (to include a pre- and post-initial public offering provision).
Voting:	Amendments and waivers of the Term Facility Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Term Facility (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (B) reductions or forgiveness of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute a reduction or forgiveness in principal), interest (other than a waiver of default interest), premiums or fees and (C) extensions of scheduled amortization payments or final maturity (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute an extension of any maturity date) or the date for the payment of interest, premiums or fees, (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the Guarantors or releases of all or substantially all of the Collateral (except otherwise expressly permitted) and (iii) customary protections for the Administrative Agent will be provided. Defaulting lenders shall not be included in the calculation of the Required Lenders.
The Term Facility Documentation shall contain customary provisions for replacing defaulting lenders and terminating their commitments, replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of the Term Loans shall have consented thereto.
Cost and Yield Protection:	The Term Facility Documentation will include customary tax gross-up, cost and yield protection provisions; provided that the gross-up and yield protection provisions in respect of taxes will be updated as necessary to reflect current market practice for facilities and transactions of this type.
Assignments and Participations:	After the Closing Date, the Lenders will be permitted to assign (other than to Disqualified Lenders and natural persons) (with each assignee being required to represent that it is not a Disqualified Lender or an affiliate of a Disqualified Lender so long as the list of Disqualified Lenders is available to all Lenders) (a) loans and/or commitments under the Term Facility with the written consent of the Borrower and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no consent of the Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy (with respect to the Borrower) Event of Default and (B) no consent of the Administrative Agent or the Borrower shall be required if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund. Each assignment (other than to another applicable Lender, an affiliate of an applicable Lender or an approved fund) will be in an amount of $1,000,000 (or an integral multiple of $1,000,000 in excess thereof) (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation. The Administrative Agent shall receive a processing and recordation fee no less than $3,500 for each assignment (it being understood that such recordation fee shall not apply to any assignments by any of the Initial Lenders or any of their affiliates).
The Lenders will be permitted to sell participations (other than to Disqualified Lenders to the extent that a list of Disqualified Lenders has been provided to the Lenders) in loans and commitments without restriction in accordance with applicable law; provided that participants shall have no voting rights.
In addition, non-pro rata distributions will be permitted in connection with loan buy-back or similar programs, assignments to, and open market purchases by the Borrower and its affiliates on terms consistent with the two succeeding paragraphs.
Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent and the Commitment Party (without duplication) associated with their due diligence investigation, the syndication of the Term Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Term Facility Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein, a single local counsel in each relevant jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed) and to consultants (to the extent retained with Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed)).
The Borrower will indemnify the Administrative Agent, the Commitment Party and the Lenders (without duplication) and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives of the foregoing and their successors and permitted assigns (each, an “Indemnified Party”), and hold them harmless from and against any and all losses, claims, damages and liabilities of any kind or nature and the reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing (including the reasonable fees, disbursements and other charges of a single firm of counsel for all Indemnified Parties, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnified Parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Party(s) affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected indemnified person)) of any such Indemnified Party arising out of, resulting from or in connection with, any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Party is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) relating to the Transactions, including the financing contemplated hereby; provided that no Indemnified Party will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any Related Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by such Indemnified Party or any Related Indemnified Person of its obligations under the Term Facility (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any proceeding between and among Indemnified Parties that does not involve an act or omission by the Borrower or its restricted subsidiaries; provided that the Administrative Agent, the Lead Arrangers, the Joint Bookrunners and any other agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso applies to such person at such time.
Governing Law and Forum:	New York.
Counsel to the Administrative Agent, Lead Arrangers and Joint Bookrunners:	White & Case LLP.

ANNEX I

Interest Rates:	At the option of the Borrower, Adjusted LIBOR plus 2.00% per annum.
The Borrower may only elect interest periods of 3 months for Adjusted LIBOR borrowings.
Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days.
Interest shall be payable in arrears for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date.
“Adjusted LIBOR” is the London interbank offered rate for U.S. dollar deposits for a three month period equal to the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Closing Date (or otherwise on the Reuters screen) (“Published LIBOR”), adjusted for statutory reserve requirements for U.S. dollar liabilities.

EXHIBIT C

Project Kongzhong
Summary of Additional Conditions2

The initial borrowings under the Term Facility shall be subject to the following conditions:

1.       Since the date of the Acquisition Agreement, no Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred.

2.       The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowings under the Term Facility, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers by you thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders or the Commitment Party in their capacities as such, unless consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that (i) any reduction in the Acquisition Consideration shall not be deemed to be materially adverse to the Lenders or the Commitment Party so long as the condition in paragraph 3 below is satisfied and (ii) any amendment or waiver to the terms of the Acquisition Agreement that has the effect of increasing the cash consideration required to be paid thereunder on the Closing Date will not be deemed to be materially adverse to the Lenders or the Commitment Party if such increase is funded with an increase in the aggregate amount of the equity contribution.

3.       The equity contribution to the Borrower shall have been made or, substantially simultaneously with the initial borrowings under the Term Facility, shall be made, in at least the amount agreed between the Borrower and the Lead Arrangers.

4.       The Lead Arrangers shall have received evidence that the Sponsor owns, directly a certain percentage of the ownership interest in the Borrower to be specified in the Term Facility Documentation.

5.       The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Target and its consolidated subsidiaries as at the end of, and related statements of income, stockholders’ equity and cash flows of the Target and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 150 days prior to the Closing Date and (b) an unaudited consolidated balance sheet of the Target and its consolidated subsidiaries as at the end of, and related statements of income, stockholders’ equity and cash flows of the Target and its consolidated subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Target or its consolidated subsidiaries subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 90 days before the Closing Date (in the case of this clause (b), without footnotes) together with financial statements for the corresponding portion of the previous year, in each case, prepared in accordance with the generally applicable accounting principles in the United States.

6.       Subject in all respects to the Limited Conditionality Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral in respect of the Term Facility shall have been executed and delivered and, if applicable, be in proper form for filing.

2 All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit E shall be determined by reference to the context in which it is used.

7.       Subject in all respects to the Limited Conditionality Provisions, at least two business days prior to the Closing Date, the Administrative Agent and the Lead Arrangers shall have received all documentation and other information about the Borrower and the Guarantors, in each case that shall have been reasonably requested by the Administrative Agent or the Lead Arrangers in writing at least 10 business days prior to the Closing Date and that the Administrative Agent and the Lead Arrangers reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

8.       The closing of the Term Facility shall have occurred on or before the Expiration Date.

9.       (i) The execution and delivery by the Borrower and the Guarantors of the Term Facility Documentation (including guarantee by the Guarantors) which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet and subject to the Limited Conditionality Provisions and (ii) delivery to the Lead Arrangers of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in Cayman Islands (with respect to the Merger Sub and the Target) and a solvency certificate with respect to the Borrower and its consolidated subsidiaries as of the Closing Date after giving effect to the Transactions substantially in the form of Annex I attached to this Exhibit C, of the Borrower’s chief executive officer.

10.       The Administrative Agent shall have received (i) written evidence of deposit of the Cash Collateral in the accounts opened with the On-shore Collateral Agent, (ii) the cash pledge agreement between the On-Shore Collateral Agent and Kongzhong PRC Sub 1 relating to the Cash Collateral and (iii) the cash pledge agreement between the On-Shore Collateral Agent and Kongzhong PRC Sub 2 relating to the Cash Collateral.

11.       All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Term Facility, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Term Facility).

ANNEX I

Form of Solvency Certificate

__________, 2016

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [   ] of the Credit Agreement, dated as of [      ] (as amended as of the date hereof, and as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”), by and among [      ] (the “Borrower”) and the lending institutions from time to time parties thereto and [      ], as the Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [      ], the Chief Executive Officer of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.       For purposes of this certificate, the terms below shall have the following definitions:

(a)       “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)       “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Borrower and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)       “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)       “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the maturity date, Borrower and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e)       “Do not have Unreasonably Small Capital”

The Borrower and its subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that the Borrower and its subsidiaries, taken as a whole, will continue to be a going concern for the period from the date hereof through the maturity date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by Borrower and its subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.

2.       Based on and subject to the foregoing, I hereby certify on behalf of Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) Borrower and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) Borrower and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

3.       In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Borrower and its subsidiaries after consummation of the transactions contemplated by the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

[ ]

By:
Name:
Title: Chief Executive Officer